Exhibit 99.1
W HOLDING COMPANY, INC.,
THE FINANCIAL HOLDING COMPANY OF
WESTERNBANK PUERTO RICO,
REPORTS EARNINGS RESULTS
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2006
Mayagüez, Puerto Rico, November 8, 2006. W Holding Company, Inc. (NYSE: “WHI”), the financial holding company of Westernbank Puerto, today reported its financial position and results of operations for the three and nine months ended September 30, 2006.
THIRD QUARTER HIGHLIGHTS:
Net income for the quarter ended September 30, 2006, was $25.5 million or $0.10 earnings per basic and diluted common share, when compared to $35.1 million or $0.16 earnings per basic common share ($0.15 on a diluted basis) for the same quarter in 2005 (as restated), a decrease of $9.5 million or 27.21%. The same was mainly impacted by the following:
•	a $5.3 million increase in the provision for loan losses as a result of the increases in the loan portfolios, increased charge-offs and increased loss allowances on classified loans;

•	a relatively flat net interest income as a result of the fact that the upward repricing of the Company’s interest-earning assets lagged behind the increase in the cost of funds of its interest-bearing liabilities;

•	an increase of $2.9 million in noninterest expenses, principally attributed to the Company’s continued growth and expansion in all of its business areas, mainly in the San Juan Metropolitan area;

•	an increase of $7.3 million in the current income tax provision mainly, as a result of additional income tax provisions for the transitory income tax of 2% approved by the Government of Puerto Rico on May 13, 2006, the provision of $4.8 million for income tax contingencies and the change in the proportion between exempt and taxable income, therefore increasing the Company’s effective tax rate. The transitory income taxes of 2% and 2.5% (the latter was approved by the Government of Puerto Rico on August 1, 2005) are effective through December 31, 2006.
For the nine months ended September 30, 2006, W Holding reported a net income of $82.7 million or $0.33 earnings per basic and diluted common share. This is a decrease of $50.2 million or 37.80%, when compared to a net income of $132.9 million or $0.64 earnings per basic common share ($0.62 on a diluted basis) for the same period in 2005 (as restated). The decrease in net income for the nine months ended September 30, 2006, was mainly impacted as previously explained as follows:
•	an increase of $19.6 million in the provision for loan losses;

•	a decrease of $2.8 million in net interest income;

•	an increase of $11.1 million in noninterest expenses;

•	and an increase of $18.6 million in the current income tax provision, which includes a provision for income tax contingencies of $7.6 million for the nine months ended September 30, 2006.
Overview
The financial information as of and for the three and nine months ended September 30, 2005, gives effect to the restatement of the Company’s consolidated financial statements, as discussed in Note 25 to the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005. Net income, stockholders’ equity and basic and diluted earnings per common share as of and for the three and nine months ended September 30, 2005, and the related percentages or ratios have been adjusted for the restatement and are identified with (1) or (“As Restated”).
W Holding reported net income for the third quarter of 2006 of $25.5 million or $0.10 earnings per basic common and diluted common share, when compared to $35.1 million or $0.16 earnings per basic common share ($0.15 on a diluted basis) for the same quarter in 2005(1), a decrease of $9.5 million or 27.21%. Net income for the third quarter of 2006 was impacted by a relatively flat net interest income as a result of the fact that the upward repricing of the Company’s interest-earning assets lagged behind the increase in the cost of funds of its interest-bearing liabilities, a $5.3 million increase in the provision for loan losses, an increase of $2.9 million in noninterest expenses and an increase of $9.7 million in the provision for income taxes. Such effects were partially offset by a positive variance of $6.9 million on the net gain (loss) on derivative instruments.
For the nine months ended September 30, 2006, W Holding reported a net income of $82.7 million or $0.33 earnings per basic and diluted common share. This is a decrease of $50.2 million or 37.80%, when compared to a net income of $132.9 million or $0.64 earnings per basic common share ($0.62 on a diluted basis) for the same period in 2005(1). Net income for the nine months ended September 30, 2006, was impacted by a decrease of $2.8 million in net interest income as a result of the fact that the upward repricing of the Company’s interest-earning assets lagged behind the increase in the cost of funds of its interest-bearing liabilities, a $19.6 million increase in the provision for loan losses, a decrease of $2.0 million in noninterest income due to a negative variance of $5.0 million on net gain on derivative instruments, an increase of $11.1 million in noninterest expenses and an increase of $14.8 million in the provision for income taxes.
For the three and nine month periods ended September 30, 2005(1), the Company recorded a charge of $8.1 million ($4.9 million, net of taxes) and $2.4 million ($1.5 million, net of taxes), respectively, mainly as a result of the change in the fair value during the period of certain interest rate swaps on a portion of the Company’s brokered certificates of deposit. On January 3, 2006, the Company re-designated most of these interest rate swaps utilizing the “long-haul” method of SFAS No. 133 and completed new contemporaneous hedging documentation. In cases in which the hedging relationship is effective, the changes in the fair value of both the hedged items (the brokered CDs) and the interest rate swaps are recorded through earnings.

The return on assets (ROA) and the return on common stockholders’ equity (ROCE) for the third quarter of 2006 were 0.61% and 9.44%, respectively, compared to 0.91% and 16.17% reported for the same quarter in 2005(1). For the nine months ended September 30, 2006, the ROA and the ROCE were 0.67% and 10.80%, respectively, compared to 1.18% and 23.08%, for the same period in the prior year(1).
At September 30, 2006, driven by strong increases in the W Holding loan portfolio, total assets ended at $16.83 billion. Total assets grew $680.0 million or 4.21%, from $16.15 billion at December 31, 2005, almost exclusively from the growth of $639.0 million or 8.18% in the loan portfolio, partially offset by a decrease of $46.6 million in the investment portfolio, excluding short-term money market instruments. Continuing management’s strategy implemented in the latter part of 2004 and in 2005 in light of the current rising interest rate scenario and a flat-to-inverted yield curve during the quarter ended September 30, 2006, the Company has continued to emphasize the growth of its loan portfolio, principally through floating rate loans, so as to lessen the impact of margin compression, while remaining on the sidelines of the investment side until investment opportunities arise.
On a year-to-year basis, total assets grew $1.12 billion or 7.15%, from $15.71 billion at September 30, 2005(1), principally from the growth in the Company’s loan portfolio. Loans receivable-net grew by $1.06 billion or 14.38%, from $7.39 billion as of September 30, 2005(1), while the investment portfolio, excluding short-term money market instruments, increased by $44.9 million, from $6.99 billion at September 30, 2005.
Stockholders’ equity increased by $33.2 million or 2.78%, to $1.23 billion as of September 30, 2006, when compared to December 31, 2005. Such increase resulted principally from the combination of the net income of $82.7 million generated during the nine months ended September 30, 2006, and proceeds from the exercise of stock options of $1.1 million, partially offset by dividends paid during the same period of $23.4 million and $27.7 million on the Company’s common and preferred shares, respectively.
The period-end number of common shares outstanding increased from 164,098,237 as of December 31, 2005, to 164,486,691 as of September 30, 2006, as a result of the conversion of 3,550 shares of the Company’s convertible preferred stock Series A, into 12,403 shares of the Company’s common stock, and the issuance of 376,051 common shares from the exercise of stock options.
Net Interest Income
Net interest income for the third quarter ended September 30, 2006, remained almost unchanged at $79.0 million when compared to $78.8 million for the same quarter in 2005(1). This is the result of the fact that the upward repricing of the Company’s interest-earning assets lagged behind the increase in the cost of funds of its interest-bearing liabilities. Even though there was a $12.4 million positive volume variance, the same was almost offset by a $12.2 million negative rate variance. For the nine months ended September 30, 2006, net interest income decreased from $236.2 million(1) to $233.5 million, a decrease of $2.8 million or 1.17%. For the nine months ended September 30, 2006, there was a $43.3 million positive volume variance, which was completely offset by a $46.1 million negative rate variance. As explained above, these decreases are the result of the fact that the upward repricing of the Company’s interest-earning assets lagged behind the increase in the cost of funds of its interest- bearing liabilities. For the three and nine month periods ended September 30, 2006, average net interest-earning assets increased by $91.0 million or 8.97% and $111.8 million or 11.42%, respectively, when compared to same periods in 2005(1).
Average interest-earning assets for the third quarter of 2006 increased by $1.30 billion or 8.61%, compared to the same quarter in year 2005(1). The average loan portfolio increased by $1.19 billion or 16.43%, particularly in the commercial real estate collateralized and commercial, industrial and agricultural (“Commercial and C&I”) and in the construction loan portfolios. The average investment securities, excluding short-term money market instruments, increased by $116.2 million or 1.84%, primarily in short-term tax-exempt securities, such as U.S. Government Agencies discount notes. Average mortgage-backed securities decreased by $55.8 million or 7.63%, while average money market instruments increased by $54.3 million or 6.49%. Changes in investments portfolio are attributable to the reinvestment on short-term tax-exempt securities, specifically U.S. Government Agencies discount notes, as part of management’s strategy of growing the Company’s tax exempt interest income.
For the nine months ended September 30, 2006, average interest-earning assets increased by $1.47 billion or 9.94%, when compared to the same period of 2005(1). The average loan portfolio increased by $1.44 billion or 21.26%, particularly in the Commercial and C&I and in the construction loan portfolios. The average investment securities, excluding short-term money market instruments, increased by $246.6 million or 3.93%, primarily in short-term tax exempt securities, such as U.S. Government and agencies discount notes, as explained before, while average mortgage-backed securities and average money market instruments decreased by $140.7 million or 18.06% and $76.3 million or 8.13%, respectively.
The average yield earned in interest-earning assets increased 84 basis points from 5.39% to 6.23%, and 80 basis points from 5.24% to 6.04%, for the three and nine months ended September 30, 2006, respectively, when compared to same periods in prior year. The increase in the average yield for the quarter and nine months ended September 30, 2006, was mainly due to higher average yields earned on the loan portfolio, higher reinvestment rates on matured and called securities and higher yields earned on money market instruments. The increase in the average yield earned on the loan portfolio was due to new higher yielding loans and the re-pricing of existing floating rate Commercial and C&I loans. During the last four quarters ended September 30, 2006, the Federal Reserve has increased the discount rate by 150 basis points, which is reflected equally on the Prime Rate, an index used by the Bank to re-price most of its floating rate loans.
For the quarter ended September 30, 2006, the Company’s overall cost of funds increased 108 basis points, from 3.56% to 4.64%, when compared to the same quarter in 2005(1). This increase was due to a general increase in the cost of funding sources of the Company. The average interest rate paid on deposits increased by 98 basis points, from 3.35% for the third quarter of 2005(1) to 4.33% for the same period in 2006. The average interest rate paid on federal funds purchased and repurchase agreements increased by 125 basis points, from 3.79% for the quarter ended September 30, 2005, to 5.04% for the same period in 2006. The average interest rate paid on Advances from the FHLB also increased by 127 basis points, from 4.31% for the quarter ended September 30, 2005, to 5.58% for the same period in 2006.

For the nine months ended September 30, 2006, the overall cost of funds increased 109 basis points, from 3.32% for the nine months ended September 30, 2005(1), to 4.41% for the nine months ended September 30, 2006. The average interest rate paid on deposits increased by 92 basis points, from 3.16% for the nine months ended September 30, 2005(1), to 4.08% for the same period in 2006. Average interest rates paid on federal funds purchased and repurchase agreements increased 136 basis points, from 3.47% for the nine months ended September 30, 2005, to 4.83% for the nine months ended September 30, 2006. The average interest rate paid on Advances from the FHLB increased 124 basis points, from 4.04% for the nine months ended September 30, 2005, to 5.28% for the same period in 2006.
On a linked quarter comparison, the average yield earned in interest-earning assets increased 23 basis points, from 6.00% for the second quarter of 2006. As explained before, the increase in the average yield for the third quarter of 2006 was mainly due to higher average yields earned on the loan portfolio, higher reinvestment rates on matured and called securities and higher yields earned on money market instruments. Meanwhile, the Company’s overall cost of funds increased by 22 basis points, from 4.42% for the second quarter of 2006, to 4.64% for the third quarter of 2006. The increase in the overall cost of funds was due to a general increase in the cost of funding sources of the Company.
The strong growth in average interest-earning assets between both periods was in part offset by increases in the average interest-bearing liabilities of $1.21 billion or 8.58%, and $1.35 billion or 9.83%, for the three and nine months ended September 30, 2006, respectively. Deposits grew on average by $1.25 billion or 16.39%, and $1.54 billion or 21.55%, during the three and nine months ended September 30, 2006, respectively, while other borrowings (federal funds purchased, repurchase agreements and advances from FHLB) on average decreased by $35.9 million or 0.55%, and $185.3 million or 2.80%, for the same periods in 2005, respectively.
Net Interest Margin
The Company net interest margin decreased 16 basis points during the third quarter of 2006 to 1.91%, from 2.07% in the third quarter of 2005(1). On a tax equivalent basis, the Company’s net interest margin decreased by 27 basis points from 2.26% to 1.99% for the same period. For the nine months ended September 30, 2006, the Company’s net interest margin decreased 21 basis points, and on a tax equivalent basis, decreased 40 basis points, when compared to the nine months ended September 30, 2005(1). As explained before, the decrease in the Company net interest margin when compared to the prior year periods was due to the fact that the upward repricing of the Company’s interest-earning assets lagged behind the increase in the cost of funds of its interest-bearing liabilities. In addition, the net interest margin on a tax equivalent basis was affect by the decrease in the proportion of the exempt assets. On a linked quarterly comparison, the Company’s net interest margin increased by 4 basis points, from 1.87% in the second quarter of 2006. On a tax equivalent basis, the Company net interest margin improved by 6 basis points from 1.93% in the second quarter of 2006.
Under a flat interest rate scenario for the next twelve-month period, based on the Company’s asset and liability composition as of September 30, 2006, we estimate the Company’s net interest margin will be within a range of 1.74% to 1.83% during said period. Assuming an instantaneous 100 basis-point decrease in the fed funds rate, we estimate the Company’s net interest margin will fluctuate within a range of 1.73% to 1.82% during said period. Under an instantaneous 200 basis-points decrease in the fed funds rate, we estimate the Company’s net interest margin will fluctuate within a range of 1.66% to 1.89%. Assuming a 100 basis-points increase in the fed funds rate, we estimate the Company’s net interest margin will fluctuate within a range of 1.54% to 1.82%. Furthermore, a 200 basis-points increase in the fed funds rate will cause the Company’s net interest margin to fluctuate between a range of 1.31% to 1.83%. The lower and higher values of such range mean the lowest and highest net interest margin for any given quarter within the said twelve-month period. These ranges are management’s estimates based on instantaneous rate shocks of 100 and 200 basis-points with results one year (twelve months) forward. They do not consider any asset/liability management strategy that could be undertaken given such interest rate changes during said one year period.
Attached as Exhibits IIIa, IIIb and IIIc are supplemental unaudited data schedules providing additional information on the net interest margin, including average balances and average rates for both, interest-earning assets and interest-bearing liabilities, as well as changes in volumes and rates for the periods presented.
Noninterest Income
Noninterest income increased $8.1 million for the three-month period ended September 30, 2006, when compared to the same period in 2005(1). This increase was mainly due to a positive variance of $6.9 million in net gain (loss) in derivative instruments, as a result of the mark to market of such positions. On January 3, 2006, the Company re-designated most of its interest rate swaps relating to its brokered certificates of deposit (“brokered CDs”) utilizing the “long-haul” method of SFAS No. 133. In cases in which the hedging relationship is effective, the changes in the fair value of both the hedged items (the brokered CDs) and the interest rate swaps are recorded through earnings. Service fees and other fees and commissions for the third quarter of 2006 increased by $1.0 million, when compared to $8.4 million for the same period in 2005. Such increase was mainly due to higher activity associated with other fees resulting from the Company’s overall growing volume of business and other fees generated by the Company’s asset-based lending operation.
For the nine-month period ended September 30, 2006, noninterest income decreased $2.0 million or 6.90%, when compared to the same period in 2005(1). The decrease was mainly due to a negative variance of $5.0 million on net gain on derivative instruments. Also, during the quarter ended June 30, 2006, management concluded that certain of its investments in Puerto Rico Government Obligations were other-than-temporarily impaired and recorded a loss of $1.1 million. These securities were downgraded by one notch below investment grade in May 2006. Such decreases were partially offset by an increase of $4.0 million on service fees, and other fees and commissions for the nine-months ended September 2006, when compared to the same period in 2005. As explained in the previous paragraph, such increase was mainly due to higher activity associated with other fees resulting from the Company’s overall growing volume of business and other fees generated by the Company’s asset-based lending operation.
Noninterest Expenses
Total noninterest expenses increased $2.9 million or 10.34% for the three-month period ended September 30, 2006, and $11.1 million or 13.97% for the nine months ended September 30, 2006, when compared to the corresponding periods in 2005. Salaries and employees’ benefits, the largest component of total noninterest expenses, increased $695,000 or 5.86% for the third quarter of 2006 and $5.5 million or 16.22%, for the nine months ended September 30,

2006 compared to the corresponding periods in 2005. Such increases are attributed to the increases in personnel, normal salary increases and related employee benefits, principally attributed to the Company’s continued expansion in the San Juan Metropolitan area. In December 2005, the Company opened a mega branch in the Condado area in the city of San Juan and in September 2006, the Company opened its newest mega branch in the city of Bayamón. In addition, the Company opened a branch in Fajardo (Eastern region) in October 2005. Also, during the first quarter of year 2006, the Company established Westernbank International Trade Services, a division of Westernbank Puerto Rico that provides international trade products and services to customers. At September 30, 2006, the Company had 1,365 full-time employees, including its executive officers, an increase of 99 employees or 7.82% since September 30, 2005.
Equipment expenses increased $657,000 or 26.41% for the three months ended September 30, 2006, and $1.5 million or 21.27% for the nine months ended September 30, 2006, when compared to same periods in 2005. The increase was mainly due to the continued growth of the Company’s branch network, as explained in the above paragraph.
Noninterest expenses, other than salaries and employees’ benefits and equipment discussed above, increased by $1.5 million or 11.35% for the third quarter of 2006, and $4.1 million or 10.63% for the nine months ended September 30, 2006. The increase resulted primarily from the additional investment in technology and general infrastructure to sustain and coordinate the Company’s growth and expansion in all of its business areas, mainly in the San Juan Metropolitan area.
The Company has maintained operating expenses at adequate levels and achieved an efficiency ratio of 34.68% for the nine months ended September 30, 2006, and 34.43% for the third quarter of 2006, compared to 29.77% and 31.04% for the same periods in 2005(1). The change in the efficiency ratio in 2006 was mainly due to increases in non-interest expenses.
Provision for Income Taxes
The provision for income taxes increased $14.8 million or 41.26% for the nine-month period ended September 30, 2006, when compared to the same period in 2005(1). The current provision for income taxes for the nine-month period ended September 30, 2006, amounted to $58.2 million, an increase of $18.6 million or 47.04%, when compared to $39.6 million for the same period in 2005. The increase in the current provision for income taxes is attributed to three factors. First, on May 13, 2006, with an effective date of January 1, 2006, the Puerto Rico Legislature approved Law No. 89, which imposes an additional 2.0% tax on all companies covered by the Puerto Rico Banking Act, as amended, such as Westernbank. Therefore, Westernbank is now subject to a maximum statutory tax rate of 43.5%. This transitory income tax of 2% amounted to $2.3 million for the nine months ended September 30, 2006. The transitory income taxes of 2% and 2.5% (the latter was approved by the Government of Puerto Rico on August 1, 2005) are of temporary nature and will end on December 31, 2006. Second, the Company accrued $7.6 million for certain income tax contingencies. Third, the increase in the Company’s taxable income derived from the increase in its loan portfolio has changed the proportion between exempt and taxable income, therefore increasing the Company’s effective tax rate.

The deferred credit for the nine months ended September 30, 2006, increased by $3.8 million, when compared to the same period in prior year(1). Such increase is attributable to temporary differences in the recognition of certain items for tax and books, principally changes in the allowance for loan losses and in the fair value of derivative instruments.
Asset Quality
W Holding’s asset quality continues to be strong in spite of the Company’s continued loan portfolio growth, as measured by the Company’s ratios of net charge-offs to average loans, provision for loan losses to net loans charged-off and reserves to total loans. W Holding is essentially a secured lender, having 83% of its loan portfolio as of September 30, 2006, secured by real estate.
The Company’s combined delinquency on all portfolios for the categories of 60 days and over was 0.70% (less than 1%) at September 30, 2006, an improvement of 4 basis points when compared to 0.74% (less than 1%) at September 30, 2005. The decrease in the combined delinquency ratio arises from a decrease in delinquent loans of the Commercial and C&I and construction loan portfolios, mainly in loans collateralized by real estate properties.
The delinquency ratio on the Commercial and C&I and construction loan portfolios for the categories of 60 days and over improved to 0.64% (less than 1%), when compared to 0.80% (less than 1%) reported for the year ago period, a decrease of 16 basis points. The delinquency ratio on the consumer loan portfolio, including the Expresso of Westernbank loan portfolio, for the categories of 60 days and over increased by 37 basis points, to 1.90% at September 30, 2006, when compared to 1.53% for the comparable period last year. The increase in the delinquency ratio of the consumer loans portfolio is mainly attributable to loans past due over 60 days which are collateralized by real estate properties.
On a linked quarter comparison, the Company’s combined delinquency on all portfolios for the categories of 60 days and over improved by 26 basis points, from 0.96% (less than 1%) at June 30, 2006. As explained before, the decrease in the combined delinquency ratio arises from a decrease in delinquent loans of the Commercial and C&I and construction loan portfolios, mainly in loans collateralized by real estate properties. The delinquency ratio on the Commercial and C&I and construction loan portfolios for the categories of 60 days and over improved by 13 basis points from 0.77% (less than 1%) at June 30, 2006. The delinquency ratio on the consumer loan portfolio, including the Expresso of Westernbank loan portfolio, for the categories of 60 days and over increased by 32 basis points when compared to 1.58% at June 30, 2006. As explained in the above paragraph, the increase in the consumer loans portfolio delinquency ratio on a linked quarter comparison is mainly attributable to consumer loans past due over 60 days which are collateralized by real estate properties.
The provision for possible loan losses amounted to $11.3 million for the third quarter of 2006, up by $5.3 million, from $6.0 million for the same period in 2005. For the nine months ended September 30, 2006, the provision for possible loan losses amounted to $36.6 million, up by $19.6 million, from $17.0 million for the nine months ended September 30, 2005. The allowance for possible loan losses reached $115.0 million as of September 30, 2006. The increase in the provision for loan losses for both periods is attributable to the following factors: first, the overall growth in the Company’s loan portfolio, mainly those of its Commercial and C&I loans; and

second, to higher non-performing loans and net loans charged-off during the period, principally in the loans portfolio of the Company’s asset-based lending division.
Commercial and C&I loans portfolio grew to $6.04 billion at September 30, 2006, an increase of $770.5 million or 14.61%, when compared to December 31, 2005. On a year-to-year basis, the Commercial and C&I loans portfolio grew $1.19 billion or 24.51%, from $4.85 billion at September 30, 2005. Westernbank Business Credit loans portfolio grew to $1.44 billion at September 30, 2006, an increase of $176.8 million or 13.99%, when compared to December 31, 2005, and an increase $193.1 million or 15.48%, when compared to September 30, 2005.
The provision for loan losses for the asset-based lending division increased by $2.3 million and $26.8 million, for the three and nine months ended September 30, 2006, when compared to the same periods in 2005. Such increases are mainly attributable to two factors: first, the increase in the Division’s loan portfolio from $1.25 billion at September 30, 2005, to $1.26 billion at December 31, 2005, to $1.44 billion at September 30, 2006; and second, the increase in classified loans of the Division’s loans portfolio. During the nine months ended September 30, 2006, the Company classified three loans of the Division’s loan portfolio with outstanding principal balances of $51.6 million, $40.3 million and $9.8 million at September 30, 2006. These loans required valuation allowances as follows: $16.2 million for the $51.6 million loan, $10.8 million for the $40.3 million loan and $3.0 million for the $9.8 million loan. These loans are current but have shortfalls in the financial conditions of the borrowers. The average yield of Westernbank Business Credit Division’s loan portfolio at September 30, 2006, was 9.84%.
Net loans charged-off in the third quarter of 2006 were $4.8 million or 0.23% (annualized) to average loans, an increase of $963,000 or 25.04%, when compared to $3.8 million or 0.21% (annualized) to average loans for the same period in 2005. The increase in loans charged-off for the third quarter of 2006 when compared to the same quarter in 2005 is mainly attributed to an increase of $1.2 million in Commercial and C&I loans charged-off. Such increase is principally due to a $940,000 additional partial charge-off of one reserved loan of the Company’s asset based lending division that was acquired in the original purchased loan portfolio in 2001, The remaining outstanding principal balance of this loan at September 30, 2006, is $4.7 million, with a specific valuation allowance of $500,000.
Consumer loan charge-offs in the third quarter of 2006 remained stable at $3.4 million, when compared to the same quarter in 2005. Such stability is principally attributed to the steadiness of loans charge-offs by the Expresso of Westernbank division, the principal component of the consumer loans charge-offs. Loans charged-off by the Expresso of Westernbank division remained relatively unchanged at $2.5 million for the third quarter of 2006, when compared to same quarter in 2005. Management’s strategy of stabilizing loan losses and increasing the overall rates charged of the Expresso loan portfolio by continuously reviewing its underwriting policies and increasing the level of collateralized loans, has resulted in lower levels in net charge-offs and a higher yield loan portfolio. At September 30, 2006, the Expresso of Westernbank loan portfolio decreased by $1.6 million, when compared to $135.0 million at December 31, 2005. On a year-to-year basis, the Expresso of Westernbank loan portfolio decreased by $2.5 million, from $135.9 million at September 30, 2005. The average yield of the Expresso of Westernbank loan portfolio was 22.53% at September 30, 2006. Also, the portion of the loan portfolio of Expresso of Westernbank collateralized by real estate at September 30, 2006, already accounts for 19% of the outstanding balance.

For the nine months ended September 30, 2006, net loan charge-offs amounted to $14.0 million or 0.23% (annualized) to average loans, an increase of $3.5 million or 33.74%, when compared to $10.5 million or 0.21% (annualized) to average loans in 2005. The increase in loans charged-off for the nine months ended September 30, 2006, when compared to the same period in 2005, is mainly attributed to an increase of $6.6 million in Commercial and C&I loans charged-off. Such increase is principally due to additional partial charge-offs for an aggregate amount of $5.3 million on one reserved loan of the Company’s asset based lending division, as explained before.
Consumer loan charge-offs for the nine months ended September 30, 2006, were $8.5 million, an improvement of $1.1 million or 11.39%, when compared to $9.6 million for the same period in 2005. Such improvement is principally attributed to lower charge-offs by the Expresso of Westernbank division, the principal component of the consumer loan charge-offs. Loans charged-off by the Expresso of Westernbank division decreased from $6.9 million for the nine months ended September 30, 2005, to $6.4 million for same period in 2006, a decrease of $516,000. As explained before, this is the result of management’s strategy of stabilizing loan losses and increasing the overall rates charged of the Expresso loan portfolio by continuously reviewing its underwriting policies and increasing the level of collateralized loans.
Non-performing loans amounted to $129.3 million or 1.51% of the total loan portfolio at September 30, 2006, an increase of $65.3 million, when compared to $64.0 million or 0.81% of the total loan portfolio at December 31, 2005. This increase is mainly attributed to two loans of the Company’s asset based lending division, with outstanding principal balances of $51.6 million and $14.3 million at September 30, 2006. Both loans are current but have shortfalls in the financial conditions of the borrowers. At September 30, 2006, the $51.6 million and the $14.3 million loans have a valuation allowance of $16.2 million and $5.0 million, respectively. During the nine months ended September 30, 2006, five loans that were in non-performing status at December 31, 2005, all of them with the same borrower and an aggregate outstanding principal balance of $8.4 million, were collected.
At September 30, 2006, the allowance for possible loan losses was 88.90% of total non-performing loans (reserve coverage). Of the total allowance of $115.0 million, $43.8 million is the Company’s specific allowance and the remaining $71.2 million is a general allowance.
Total Loans, Investments and Deposits
Loans receivable-net grew $639.0 million or 8.18%, to $8.45 billion at September 30, 2006, compared to $7.82 billion at December 31, 2005, and $1.06 billion or 14.38% compared to $7.39 billion at September 30, 2005(1). These increases reflect the Company’s emphasis on continued growth in its variable rate loan portfolio mainly through Commercial and C&I loans. As a result, the commercial real estate mortgage loan portfolio increased from $3.86 billion as of September 30, 2005, to $4.26 billion as of December 31, 2005, and to $4.83 billion as of September 30, 2006, an increase of $966.5 million or 25.01% on a year-to-year basis, and $571.1 million or 13.41%, when compared to December 31, 2005. Commercial industrial and agricultural loans portfolio increased from $989.2 million at September 30, 2005, to $1.01 billion at December 31, 2005, and to $1.21 billion at September 30, 2006, up by $223.3 million or 22.57% on a year-to-year basis, and $199.4 million or 19.68%, when compared to December 31, 2005. Attached as Exhibit IV is a supplemental unaudited data schedule providing additional information on W Holding’s loan portfolio.

As discussed in the Form 10-Q for the second quarter of 2006, on June 30, 2006, Westernbank entered into an agreement to restructure the terms of the original transactions of a $940.4 million lending relationship. The agreement eliminated the recourse provision on the underlying loans, terminated the counterparties’ call rights, converted the return from a variable to a fixed rate, and called for a net compensation to Westernbank. One of the main purposes of that transaction was to give Westernbank the ability to utilize sale accounting treatment. However, because most of the individual mortgage loans were originally transferred to the ultimate transferor within the mortgage originator group by two of its affiliates, the Company has not been able to obtain persuasive evidence from the counterparties to document that the transfers of loans from the affiliates to the entity that subsequently transferred the loans to Westernbank met all the criteria for sale accounting under the provisions of SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. As a result, the Company continues to present these transactions as commercial loans secured by real estate mortgages.
W Holding’s investment portfolio, excluding short-term money market instruments, stands at $7.03 billion at September 30, 2006, decreasing slightly by $46.6 million or 0.66% in comparison to $7.08 billion at December 31, 2005. In light of the current rising interest rate scenario, the Company’s strategy has shifted to reposition its balance sheet by continuing the emphasis on growing its floating rate loans, while remaining on the sideline on the investment side until new investment opportunities arise. The investment portfolio at September 30, 2006, had an average contractual maturity of 35 months.
The Company’s interest rate risk model takes into consideration the callable feature of certain investment securities. Assuming that all call features are exercised, the investment portfolio as of September 30, 2006, had a remaining average maturity of 5 months. Under the present interest rate scenario, no single security may be called. However, no assurance can be given that such levels will be maintained in future periods.
As of September 30, 2006, total deposits reached $9.01 billion, from $8.38 billion at December 31, 2005, an increase of $637.5 million or 7.61%, while federal funds purchased and repurchase agreements increased by $55.5 million to $6.32 billion at September 30, 2006, from $6.26 billion at December 31, 2005.
Forward Looking Statements
This press release may contain some information that constitutes “forward-looking statements.” Such information can be identified by the use of forward-looking terminology such as “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “intend,” “continue,” or “believe,” or the negatives or other variations of these terms or comparable terminology. Forward-looking statements with respect to future financial conditions, results of operations and businesses of the Company are always subject to various risk and market factors out of management’s control which could cause future results to differ materially from current management expectations or estimates and as such should be understood. Such factors include particularly, but are not limited to the possibility of prolonged adverse economic conditions or that an adverse interest rate environment could develop. For a discussion of these and other risks and uncertainties, please refer to Item 1A of the Company’s Annual Report on Form 10-K for the most recently completed fiscal year. Except as required by applicable securities laws, the Company does not intend, and specifically disclaims any obligation, to update forward-looking statements.

About the Company
Westernbank Puerto Rico, a wholly owned subsidiary of W Holding Company, Inc., is the second-largest commercial bank in Puerto Rico, based on total assets, operating throughout 56 full-fledged branches, including 33 in the southwestern region of Puerto Rico, 7 in the northeastern region, 14 in the San Juan Metropolitan area of Puerto Rico and 2 in the eastern region of Puerto Rico, and a fully functional banking site on the Internet. W Holding Company, Inc. also owns Westernbank Insurance Corp., a general insurance agent placing property, casualty, life and disability insurance, whose results of operations and financial condition are reported on a consolidated basis.
You may contact Mrs. Carmen T. Casellas, Investor Relations, with appropriate questions regarding this press release at (787) 754-6310 or (787) 754-6311, or via email at westernbank@wbpr.com or the website http://www.wholding.com.

EXHIBIT I
W HOLDING COMPANY, INC.
FINANCIAL HIGHLIGHTS
(UNAUDITED)

	Three Months Ended		Nine Months Ended
		(As Restated)		(As Restated)
	September 30, 2006	September 30, 2005	September 30, 2006	September 30, 2005
		(Dollars in thousands, except per share data)
Income Statement Data

Interest income:
Loans, including loan fees	$175,042	$126,690	$485,219	$341,258
Investment securities	65,562	62,433	196,177	184,425
Mortgage-backed securities	7,036	7,741	21,495	25,006
Money market instruments	10,409	8,483	29,044	27,369

Total interest income	258,049	205,347	731,935	578,058

Interest expense:
Deposits	96,693	64,272	265,014	169,016
Federal funds purchased and repurchase agreements	80,184	60,437	227,073	167,113
Advances from Federal Home Loan Bank	2,169	1,870	6,377	5,693

Total interest expense	179,046	126,579	498,464	341,822

Net interest income	79,003	78,768	233,471	236,236
Provision for loan losses	11,300	6,000	36,550	17,000

Net interest income after provision for loan losses	67,703	72,768	196,921	219,236

Noninterest income:
Service and other charges on loans	3,015	2,916	9,151	7,599
Service charges on deposit accounts	2,555	2,153	7,276	6,303
Other fees and commissions	3,832	3,326	10,988	9,542
Net gain (loss) on derivative instruments	585	(6,357)	145	5,154
Net gain (loss) on sales and valuation of loans, securities, and other assets	204	100	(551)	414

Total noninterest income	10,191	2,138	27,009	29,012

Total net interest income and noninterest income	77,894	74,906	223,930	248,248

Noninterest expenses:
Salaries and employees’ benefits	12,561	11,866	39,567	34,045
Equipment	3,145	2,488	8,551	7,051
Deposit insurance premium and supervisory examination	963	843	2,759	2,468
Occupancy	2,213	1,976	6,242	5,611
Advertising	1,732	1,925	7,014	6,743
Printing, postage, stationery, and supplies	935	730	2,834	2,328
Telephone	491	457	1,632	1,512
Net (gain) loss from operations of foreclosed real estate held for sale	47	(80)	(225)	(287)
Municipal taxes	1,833	1,276	4,385	3,432
Other	6,517	6,103	17,712	16,476

Total noninterest expenses	30,437	27,584	90,471	79,379

Income before provision for income taxes	47,457	47,322	133,459	168,869

Provision for income taxes:
Current	23,554	16,258	58,165	39,557
Deferred credit	(1,639)	(4,026)	(7,380)	(3,605)

Total provision for income taxes	21,915	12,232	50,785	35,952

Net income	25,542	35,090	82,674	132,917
Less dividends to preferred stockholders	9,228	9,232	27,684	27,755

Income available to common stockholders	$16,314	$25,858	$54,990	$105,162

Basic earnings per common share	$0.10	$0.16	$0.33	$0.64

Diluted earnings per common share	$0.10	$0.15	$0.33	$0.62

Cash dividends declared on common stock	$7,813	$7,793	$23,421	$22,781

Cash dividends declared per common share (1)	$0.05	$0.05	$0.15	$0.14

Period end number of common shares outstanding	164,487	164,066	164,487	164,066

Weighted average number of common shares outstanding	164,486	164,057	164,343	164,010

Weighted average number of common shares outstanding on a diluted basis	167,584	170,706	168,100	170,747

(1)	Cash dividend amounts in the table are rounded.

EXHIBIT II
W HOLDING COMPANY, INC.
FINANCIAL HIGHLIGHTS
(UNAUDITED)

			(As Restated)
Balance Sheet Data	September 30, 2006	December 31, 2005	September 30, 2005
	(In thousands)
At Period End
Cash and due from banks	$92,243	$97,612	$95,583
Money market instruments:
Federal funds sold and resell agreements	841,716	746,539	792,741
Interest-bearing deposits in banks	15,472	57,116	105,613
Investment securities available for sale, at fair value	20,998	5,166	680
Investment securities held to maturity, at amortized cost	7,011,611	7,074,025	6,987,013
Federal Home Loan Bank stock, at cost	42,932	42,798	35,300
Residential mortgage loans held for sale, at lower of cost or fair value	7,298	1,539	1,483
Loans-net	8,454,621	7,815,623	7,391,555
Accrued interest receivable	111,737	105,882	96,264
Premises and equipment, net	122,420	117,623	114,656
Deferred income taxes, net	48,470	41,111	37,266
Other assets	62,363	46,830	50,772

Total Assets	$16,831,881	$16,151,864	$15,708,926

Liabilities:
Deposits:
Noninterest-bearing	$315,088	$277,099	$288,929
Interest-bearing and related accrued interest payable	8,698,018	8,098,510	7,611,202

Total deposits	9,013,106	8,375,609	7,900,131
Federal fund purchased and repurchase agreements	6,315,566	6,260,029	6,316,767
Advances from Federal Home Loan Bank	137,000	172,000	172,000
Mortgage note payable	36,090	36,432	36,544
Accrued expenses and other liabilities	103,436	114,316	103,439

Total Liabilities	15,605,198	14,958,386	14,528,881
Stockholders’ equity	1,226,683	1,193,478	1,180,045

Total Liabilities and Stockholders’ Equity	$16,831,881	$16,151,864	$15,708,926

	Quarterly Averages (1)		Year to Date Averages (1)
		(As Restated)		(As Restated)
Average Balances	September 30, 2006	September 30, 2005	September 30, 2006	September 30, 2005
	(In thousands)
Cash and due from banks	$105,372	$100,638	$94,928	$86,668
Money market instruments:
Federal funds sold and resell agreements	886,607	775,161	794,127	905,022
Interest-bearing deposits in banks	27,264	80,215	36,294	77,545
Trading securities	804	—	—	—
Investment securities available for sale	22,132	1,436	13,082	4,281
Investment securities held to maturity	6,995,743	6,945,921	7,042,818	6,954,196
Federal Home Loan Bank stock	43,247	35,300	42,865	43,748
Residential mortgage loans held for sale	4,809	1,560	4,419	1,558
Loans-net	8,317,073	7,241,150	8,135,122	6,654,454
Accrued interest receivable	112,035	97,503	108,809	92,275
Premises and equipment	121,478	113,224	120,021	112,354
Deferred income taxes, net	47,717	35,254	44,791	35,464
Other assets	59,140	54,022	54,597	47,712

Total Assets	$16,743,421	$15,481,380	$16,491,873	$15,015,273

Liabilities:
Deposits:
Noninterest-bearing	$310,540	$291,597	$296,094	$269,149
Interest-bearing and related accrued interest payable	8,606,593	7,413,145	8,398,264	6,803,002

Total deposits	8,917,133	7,704,742	8,694,358	7,072,151
Federal fund purchased and repurchase agreements	6,314,780	6,303,087	6,287,798	6,500,147
Advances from Federal Home Loan Bank	147,000	172,000	154,500	191,500
Mortgage note payable	36,145	36,595	36,261	36,701
Accrued expenses and other liabilities	106,288	94,047	108,876	85,973

Total Liabilities	15,521,346	14,310,470	15,281,792	13,886,471
Stockholders’ equity	1,222,075	1,170,911	1,210,081	1,128,802

Total Liabilities and Stockholders’ Equity	$16,743,421	$15,481,380	$16,491,873	$15,015,273

(1)	Average balances have been computed using beginning and period-end balances.

EXHIBIT III a
W HOLDING COMPANY, INC.
YIELDS EARNED AND RATES PAID
THREE MONTHS ENDED,
(UNAUDITED)

	September 30,						June 30,
				(As Restated)
	2006			2005			2006
			Annualized			Annualized			Annualized
		Average	Average		Average	Average		Average	Average
	Interest	Balance (1)	Yield/Rate	Interest	Balance (1)	Yield/Rate	Interest	Balance (1)	Yield/Rate
	(Dollars in thousands)
Normal spread:
Interest-earning assets:
Loans, including loan fees (2)	$175,042	$8,414,071	8.25%	$126,690	$7,226,415	6.96%	$160,358	$8,189,665	7.85%
Investment securities (3)	65,562	6,449,169	4.03	62,433	6,332,947	3.91	65,721	6,497,666	4.06
Mortgage-backed securities (4)	7,036	675,437	4.13	7,741	731,220	4.20	7,180	689,790	4.18
Money market instruments	10,409	890,212	4.64	8,483	835,937	4.03	9,698	865,772	4.49

Total	258,049	16,428,889	6.23	205,347	15,126,519	5.39	242,957	16,242,893	6.00

Interest-bearing liabilities:
Deposits	96,693	8,856,606	4.33	64,272	7,609,348	3.35	88,844	8,723,957	4.08
Federal funds purchased and repurchase agreements	80,184	6,312,742	5.04	60,437	6,330,813	3.79	76,058	6,273,569	4.86
Advances from FHLB	2,169	154,174	5.58	1,870	172,000	4.31	2,147	161,890	5.32

Total	179,046	15,323,522	4.64	126,579	14,112,161	3.56	167,049	15,159,416	4.42

Net interest income	$79,003			$78,768			$75,908

Interest rate spread			1.59%			1.83%			1.58%

Net interest-earning assets		$1,105,367			$1,014,358			$1,083,477

Net yield on interest-earning assets (5)			1.91%			2.07%			1.87%

Ratio of interest-earning assets to interest-bearing liabilities		107.21%			107.19%			107.15%

Tax equivalent spread:
Interest-earning assets	$258,049	$16,428,889	6.23%	$205,347	$15,126,519	5.39%	$242,957	$16,242,893	6.00%
Tax equivalent adjustment	3,487	—	0.09	7,407	—	0.19	2,154	—	0.05

Interest-earning assets - tax equivalent	261,536	$16,428,889	6.32	212,754	$15,126,519	5.58	245,111	$16,242,893	6.05

Interest-bearing liabilities	179,046	$15,323,522	4.64	126,579	$14,112,161	3.56	167,049	$15,159,416	4.42

Net interest income	$82,490			$86,175			$78,062

Interest rate spread			1.68%			2.02%			1.63%

Net yield on interest - earning assets (5)			1.99%			2.26%			1.93%

(1)	Average balance on interest-earning assets and interest-bearing liabilities is computed using daily monthly average balances during the period.

(2)	Average loans exclude non-performing loans. Loans fees, net amounted to $4.7 million, $4.8 million, and $3.5 million for the three-month periods ended September 30, 2006 and 2005 and June 30, 2006, respectively.

(3)	Includes available for sale securities.

(4)	Includes trading and available for sale securities.

(5)	Annualized net interest income divided by average interest-earning assets.

EXHIBIT III b
W HOLDING COMPANY, INC.
YIELDS EARNED AND RATES PAID
NINE MONTHS ENDED SEPTEMBER 30,
(UNAUDITED)

					(As Restated)
	2006			2005
			Annualized			Annualized
		Average	Average		Average	Average
	Interest	Balance (1)	Yield/Rate	Interest	Balance (1)	Yield/Rate
	(Dollars in thousands)
Normal spread:
Interest-earning assets:
Loans, including loan fees (2)	$485,219	$8,194,030	7.92%	$341,258	$6,757,577	6.75%
Investment securities (3)	196,177	6,520,123	4.02	184,425	6,273,567	3.93
Mortgage-backed securities (4)	21,495	638,381	4.50	25,006	779,106	4.29
Money market instruments	29,044	862,744	4.50	27,369	939,062	3.90

Total	731,935	16,215,278	6.04	578,058	14,749,312	5.24

Interest-bearing liabilities:
Deposits	265,014	8,682,122	4.08	169,016	7,142,636	3.16
Federal funds purchased and repurchase agreements	227,073	6,280,842	4.83	167,113	6,439,478	3.47
Advances from FHLB	6,377	161,560	5.28	5,693	188,249	4.04

Total	498,464	15,124,524	4.41	341,822	13,770,363	3.32

Net interest income	$233,471			$236,236

Interest rate spread			1.63%			1.92%

Net interest-earning assets		$1,090,754			$978,949

Net yield on interest-earning assets (5)			1.93%			2.14%

Ratio of interest-earning assets to interest-bearing liabilities		107.21%			107.11%

Tax equivalent spread:
Interest-earning assets	$731,935	$16,215,278	6.04%	$578,058	$14,749,312	5.24%
Tax equivalent adjustment	14,645	—	0.12	34,129	—	0.31

Interest-earning assets - tax equivalent	746,580	$16,215,278	6.16	612,187	$14,749,312	5.55

Interest-bearing liabilities	498,464	$15,124,524	4.41	341,822	$13,770,363	3.32

Net interest income	$248,116			$270,365

Interest rate spread			1.75%			2.23%

Net yield on interest - earning assets (5)			2.05%			2.45%

(1)	Average balance on interest-earning assets and interest-bearing liabilities is computed using daily monthly average balances during the period.

(2)	Average loans exclude non-performing loans. Loans fees, net amounted to $11.8 million and $13.9 million for the nine-month periods ended September 30, 2006 and 2005, respectively.

(3)	Includes available for sale securities.

(4)	Includes trading and available for sale securities.

(5)	Annualized net interest income divided by average interest-earning assets.

EXHIBIT III c
W HOLDING COMPANY, INC.
CHANGES IN YIELDS EARNED AND RATES PAID
(UNAUDITED)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2006 vs. 2005			2006 vs. 2005
	Volume	Rate	Total	Volume	Rate	Total
	(In thousands)
Interest income:
Loans	$22,641	$25,711	$48,352	$79,451	$64,510	$143,961
Investment securities (1)	1,159	1,970	3,129	7,355	4,397	11,752
Mortgage-backed securities (2)	(583)	(122)	(705)	(4,821)	1,310	(3,511)
Money market instruments	488	1,438	1,926	(2,343)	4,018	1,675

Total increase in interest income	23,705	28,997	52,702	79,642	74,235	153,877

Interest expense:
Deposits	11,642	20,779	32,421	40,933	55,065	95,998
Federal funds purchased and repurchase agreements	(172)	19,919	19,747	(4,009)	63,969	59,960
Advances from FHLB	(163)	462	299	(593)	1,277	684

Total increase in interest expense	11,307	41,160	52,467	36,331	120,311	156,642

Increase (decrease) in net interest income	$12,398	$(12,163)	$235	$43,311	$(46,076)	$(2,765)

(1)	Includes available for sale securities.

(2)	Includes trading and available for sale securities.

EXHIBIT IV
W HOLDING COMPANY, INC.
LOAN RECEIVABLE-NET
(UNAUDITED)

			(As Restated)
	September 30,	December 31,	September 30,
By Collateral Type	2006	2005	2005
	(In thousands)
Commercial real estate mortgage (1)	$4,831,404	$4,260,258	$3,864,933
Residential real estate — mortgage (2)	1,051,997	1,298,535	1,336,671
Construction — mortgage	658,505	505,760	449,156
Commercial, industrial and agricultural (1)	1,212,469	1,013,092	989,179
Consumer and others (3) (4)	815,199	830,384	838,212

Total Loans	8,569,574	7,908,029	7,478,151
Allowance for loan losses	(114,953)	(92,406)	(86,596)

Loans — net	$8,454,621	$7,815,623	$7,391,555

(1)	Includes $1.44 billion, $1.26 billion and $1.25 billion of Westernbank Business Credit division outstanding loans at September 30, 2006, December 31, 2005 and September 30, 2005, respectively.

(2)	Includes fixed and floating interest rate loans to two mortgage originator groups in Puerto Rico mainly secured by mortgages on one-to-four family residential properties with an outstanding principal balance of $986.5 million, $1.14 billion and $1.20 billion at September 30, 2006, December 31, 2005 and September 30, 2005, respectively.

(3)	Includes $133.4 million, $135.0 million and $135.9 million of Expresso of Westernbank division outstanding loans at September 30, 2006, December 31, 2005 and September 30, 2005, respectively.

(4)	Includes $496.4 million, $585.9 million and $595.9 million collateralized by real estate at September 30, 2006, December 31, 2005 and September 30, 2005, respectively.

EXHIBIT V
W HOLDING COMPANY, INC.
NON-PERFORMING LOANS AND FORECLOSED
REAL ESTATE HELD FOR SALE
(UNAUDITED)

			(As Restated)
	September 30,	December 31,	September 30,
	2006	2005	2005
	(Dollars in thousands)
Commercial real estate — mortgages and commercial, industrial and agricultural loans	$116,698	$55,585	$39,480
Residential real estate mortgage and construction loans	1,789	2,125	3,631
Consumer loans	10,814	6,288	8,616

Total non-performing loans	129,301	63,998	51,727
Foreclosed real estate held for sale	5,433	4,137	4,096

Total non-performing loans and foreclosed real estate held for sale	$134,734	$68,135	$55,823

Interest that would have been recorded if the loans had not been classified as non-performing	$7,838	$4,916	$4,195

Interest recorded on non-performing loans	$2,860	$743	$733

Total non-performing loans as a percentage of total loans at end of period	1.51%	0.81%	0.69%

Total non-performing loans and foreclosed real estate held for sale as a percentage of total assets at end of period	0.80%	0.42%	0.36%

EXHIBIT VI
W HOLDING COMPANY, INC.
CHANGES IN ALLOWANCE FOR LOAN LOSSES
(UNAUDITED)

	Nine Months Ended September 30,
		(As Restated)
	2006	2005	December 31, 2005
	(Dollars in thousands)
Balance, beginning of year	$92,406	$80,066	$80,066

Loans charged-off:
Commercial real estate — mortgage and commercial, industrial and agricultural loans (1)	(9,418)	(2,784)	(8,233)
Residential real estate-mortgage and construction loans	(13)	(63)	(121)
Consumer loans (2)	(8,514)	(9,608)	(13,809)

Total loans charged-off	(17,945)	(12,455)	(22,163)

Recoveries of loans previously charged-off:
Commercial real estate — mortgage and commercial, industrial and agricultural loans	2,126	443	1,008
Residential real estate-mortgage and construction loans	66	176	212
Consumer loans (3)	1,750	1,366	2,283

Total recoveries of loans previously charged-off	3,942	1,985	3,503

Net loans charged-off	(14,003)	(10,470)	(18,660)

Provision for loan losses	36,550	17,000	31,000

Balance, end of period	$114,953	$86,596	$92,406

Ratios:
Allowance for loan losses to total loans at end of period	1.34%	1.16%	1.17%
Provision for loan losses to net loans charged-off	261.02%	162.37%	166.13%
Recoveries of loans to loans charged-off in previous period (4)	23.78%	11.95%	15.78%
Net loans charged-off to average total loans (4)(5)	0.23%	0.21%	0.27%
Allowance for loan losses to non-performing loans	88.90%	167.41%	144.39%

(1)	Includes charge-offs of $5.3 million of Westernbank Business Credit Division for the nine-month period ended September 30, 2006 and year ended December 31, 2005, respectively. Charge-offs consist of one loan originally acquired in the purchased loan portfolio of the Division on June 15, 2001.

(2)	Includes $6.4 million and $6.9 million of Expresso of Westernbank loans charged-offs for the nine-month periods ended September 30, 2006 and 2005, respectively, and $9.8 million for the year ended December 31, 2005.

(3)	Includes $767,000 and $712,000 of Expresso of Westernbank loans recoveries for the nine-month periods ended September 30, 2006 and 2005, respectively, and $1.1 million for the year ended December 31, 2005.

(4)	Net loans charged-off ratios are annualized for comparison purposes.

(5)	Average loans were computed using beginning and period-end balances.

EXHIBIT VII
W HOLDING COMPANY, INC.
SELECTED FINANCIAL RATIOS
(UNAUDITED)

	At and for the		At and for the		At and for the
	Three Months Ended		Nine Months Ended		Year Ended
	September 30,		September 30,		December 31,
		(As Restated)		(As Restated)
	2006	2005	2006	2005	2005
	(Amounts in thousands, except per share data)
Per share data:
Dividend payout ratio	47.89%	30.14%	42.59%	21.66%	24.25%
Book value per common share	$4.23	$3.96	$4.23	$3.96	$4.04
Preferred stock outstanding at end of period	18,157	18,163	18,157	18,163	18,160
Preferred stock equity at end of period	$530,838	$531,006	$530,838	$531,006	$530,926

Performance ratios:
Return on assets (1)	0.61%	0.91%	0.67%	1.18%	1.07%
Return on common stockholders’ equity (1)	9.44%	16.17%	10.80%	23.08%	20.53%
Efficiency ratio	34.43%	31.04%	34.68%	29.77%	30.67%
Operating expenses to total end-of-period assets	0.72%	0.70%	0.72%	0.67%	0.67%

Capital ratios:
Total capital to risk-weighted assets	12.60%	13.59%	12.60%	13.59%	13.13%
Tier I capital to risk-weighted assets	11.64%	12.77%	11.64%	12.77%	12.30%
Tier I capital to average assets	7.28%	7.61%	7.28%	7.61%	7.48%
Equity-to-assets ratio (1)	7.30%	7.56%	7.34%	7.52%	7.45%

Other selected data:

Total trust assets managed	$549,899	$479,734	$549,899	$479,734	$486,017
Branch offices	56	53	56	53	55
Number of full-time employees	1,365	1,266	1,365	1,266	1,311

(1)	The return on assets is computed by dividing annualized net income by average total assets for the period. The return on common stockholders’ equity is computed by dividing annualized net income less preferred stock dividends by average common stockholders’ equity for the period. The equity-to-asset ratio is computed by dividing average equity by average total assets. Average balances have been computed using beginning and period-end balances.